Exhibit 10.1

$1,000,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 26, 2017

among

MAGELLAN MIDSTREAM PARTNERS, L.P.,

The Lenders Party Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and an Issuing Bank,

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agent and an Issuing Bank

and

SUNTRUST BANK,

as Co-Syndication Agent and an Issuing Bank

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Bookrunners and Lead Arrangers

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-ii-

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Commitments
Schedule 3.05	–	Disclosed Matters
Schedule 3.11	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.07	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Note
Exhibit C	–	Form of Commitment Increase Agreement
Exhibit D	–	Form of New Lender Agreement
Exhibit E-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

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THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 26, 2017, among MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and an Issuing Bank, JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and an Issuing Bank and SUNTRUST BANK, as Co-Syndication Agent and an Issuing Bank.

RECITALS

The Borrower is a party to that certain Amended and Restated Credit Agreement dated as of October 27, 2015 (the “Existing Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as the administrative agent, and the lenders party thereto.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate the Existing Credit Agreement in its entirety.

In consideration of the premises and the mutual covenants herein contained, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Quarter” has the meaning assigned to such term in Section 6.10.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus  1⁄2 of 1% and (c) the LIBOR Market Index Rate plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the LIBOR Market Index Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the LIBOR Market Index Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Revolving Loan or LMIR Swingline Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread,” “Eurodollar Spread,” “LMIR Spread” or “Commitment Fee Rate,” as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	ABR Spread	Eurodollar Spread and LMIR Spread	Commitment Fee Rate
Category 1 ≥ A/A2	0.00%	0.875%	0.080%
Category 2 A-/A3	0.00%	1.00%	0.100%
Category 3 BBB+/Baa1	0.125%	1.125%	0.125%
Category 4 BBB/Baa2	0.25%	1.25%	0.150%
Category 5 ≤ BBB-/Baa3	0.50%	1.50%	0.200%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be based on the rating for the Index Debt established by the other rating agency; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings (unless one of the ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings); and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the

Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“ASC” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Borrowing” means a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with Section 1.04, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for purposes of this Agreement and the other Loan Documents, the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with Section 1.04.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition of greater than 50% of the voting or economic interests in the General Partner by any Person, other than the Borrower or any of its Subsidiaries, unless such Person has a consolidated net worth of greater than $500,000,000; (b) the General Partner shall cease to directly own and control, of record and beneficially, 100% of the general partner interests in the Borrower or the General Partner shall cease to be the sole general partner of the Borrower; and (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act), shall become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) directly or indirectly, of a number of Units that would entitle such person or group to vote Units representing, in the aggregate, more than 50% of the total number of Outstanding Units at any annual meeting of the unitholders of the Borrower or otherwise in the election of directors of the General Partner.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.19.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.20.

“Consolidated EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income or franchise tax expense, (b) total interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Indebtedness hereunder), (c) all amounts attributable to depreciation and amortization expense, including amortization of intangibles and organization costs, (d) any extraordinary non-cash expenses or losses, including, in any event, non-cash asset write-downs or any other non-cash loss or charge resulting from the impairment of long-lived assets or the sale of assets outside the ordinary course of business, and any unrealized losses or negative adjustments under Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging (and any ASC or other standards or statements replacing, modifying or superseding such ASC) as the result of changes in the fair market value of Swap Agreements and (e) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income, and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), and any unrealized gains or positive adjustments under ASC 815 Derivatives and Hedging (and any ASC or other standards or statements replacing, modifying or superseding such ASC) as the result of changes in the fair market value of Swap Agreements and (ii) any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. Additionally, for purposes of calculating Consolidated EBITDA for any period, if a Material Acquisition occurs during such period, the Consolidated EBITDA attributable to the assets acquired as a result of such Material Acquisition or an amount equal to the percentage of ownership of the Borrower or a Controlled Subsidiary, as the case may be, in the Subsidiary or Permitted Joint Venture acquired as a result of such Material Acquisition (which percentage, in the case of an acquired Restricted Subsidiary, shall be deemed to be 100%) times the Consolidated EBITDA of such Subsidiary or Permitted Joint Venture, for such period determined on a pro forma basis may be included as Consolidated EBITDA for such period as if such Material Acquisition occurred on the first day of such period; provided, that during the portion of such period that follows such acquisition, the computation in respect of the Consolidated EBITDA of such Subsidiary or Permitted Joint Venture or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results. Such pro forma calculations with respect to a Material Acquisition shall include any dividends or similar distributions for such period made prior to such Material Acquisition by the Subsidiary or Permitted Joint Venture that is being acquired. Such pro forma calculations shall be determined (1) in good faith by a Financial Officer and (2) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA unless otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld. In connection with any Material Project, Consolidated EBITDA, as used in determining the Leverage Ratio, shall be modified so as to include Material Project EBITDA Adjustments.

“Consolidated Indebtedness” means the consolidated Indebtedness of the Borrower and its Restricted Subsidiaries. For the purpose of calculating the Leverage Ratio, “Consolidated Indebtedness” shall not include obligations of the Borrower or any Restricted Subsidiaries under any Hybrid Securities.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (to the extent otherwise included therein) (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, as applicable, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower, as applicable) in which the Borrower or any of its Restricted Subsidiaries, as applicable, has an ownership interest, except to the extent described in the final proviso of this definition, and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or by any Law applicable to such Restricted Subsidiary; and provided, further, that Consolidated Net Income shall include dividends or similar distributions received by the Borrower or any of its Restricted Subsidiaries from any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries, as applicable, has an ownership interest.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) the book value of all goodwill, customer lists, covenants not to compete, trade names, trademarks, patents, copyrights, franchises, organization expenses, formulas and processes, option rights, and other like intangibles and (b) all current liabilities (other than (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long term debt); all as reflected in the Borrower’s most recent consolidated balance sheet contained in the Borrower’s financial statements most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) prior to the time as of which “Consolidated Net Tangible Assets” shall be determined.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Subsidiary” means a Subsidiary that is Controlled by the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participations in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to that effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such

Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05 or previously disclosed in the Borrower’s publicly available filings with the SEC.

“Dispose” means with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer or otherwise dispose thereof. The term “Disposition” shall have a correlative meaning.

“Dissenting Lender” has the meaning assigned to such term in Section 2.18(b).

“dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format, or any system that is a successor thereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or legally enforceable directives issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management or release of any Hazardous Material.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials, (c) the release of any Hazardous Materials into the environment or (d) any contract or other written agreement pursuant to which liability is assumed by or imposed against Borrower or any Subsidiary with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in ARTICLE VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Existing Letters of Credit” means those certain letters of credit described on Schedule 1.01.

“Existing Maturity Date” has the meaning set forth in Section 2.20.

“Extended Maturity Date” means, as at any date, the date to which the Maturity Date has then most recently been extended pursuant to Section 2.20.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the FRBNY shall set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means, individually and collectively as the context may require, (i) the Wells Fargo Fee Letter, (ii) the letter agreement dated September 27, 2017, among the Borrower, SunTrust Bank and SunTrust Robinson Humphrey, Inc. pertaining to, among other things, certain fees payable to SunTrust Bank in its capacity as an Issuing Bank, (iii) the letter agreement dated September 27, 2017, between the Borrower and JPMorgan Chase Bank, N.A. pertaining to, among other things, certain fees payable to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank and (iv) any letter agreement entered into between the Borrower and a Lender that becomes an Issuing Bank after the Effective Date as provided in the definition of “Issuing Bank” pertaining to fees payable to such Person in its capacity as an Issuing Bank; provided that, to the extent any Fee Letter or other agreement provides for fronting or other fees to be paid to one Issuing Bank in an amount higher than the fees paid to the other Issuing Banks under their respective Fee Letters, such higher fees shall be automatically incorporated into the Fee Letters of such other Issuing Banks without any further action by any Person and such higher fees shall thereafter benefit and be paid to such other Issuing Banks as if the same were set out therein.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the General Partner.

“Foreign Lender” means any Lender that is not a U.S. Person.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure other than any portion of such LC Exposure that has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than any portion of such Swingline Exposure that has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“General Partner” means Magellan GP, LLC, a Delaware limited liability company and the general partner of the Borrower or any other Controlled Subsidiary that is admitted to the Borrower as general partner thereof, in its capacity as general partner of the Borrower.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Restricted Subsidiaries) at all times by Borrower or any of its Restricted Subsidiaries, (ii) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Borrower or a Restricted Subsidiary and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not overdue for a period of more than 90 days), (e) other than as contemplated by Section 6.02(l), all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that in no event shall “Indebtedness” include any contingent reimbursement obligation arising under a Letter of Credit to the extent such reimbursement obligation has been cash collateralized in accordance with the terms hereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or twelve months or less than one month, in each case, if agreed to by all of the Lenders) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of Wells Fargo Bank, National Association, SunTrust Bank, JPMorgan Chase Bank, N.A., any Lender that is an issuing bank of an Existing Letter of Credit and any other Lender as agreed by the Borrower and the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners and Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc., in their capacity as Joint Bookrunners and Lead Arrangers hereunder.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to Section 2.05(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means, initially, the Persons listed on Schedule 2.01 and thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” shall have the meaning set forth in Section 2.05.

“Letter of Credit Commitment” means, for each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate amount not exceeding the amount set forth on Schedule 2.01 hereto or as set forth in any commitment agreement entered into by any Lender appointed as an Issuing Bank by the Borrower in accordance with the terms hereof.

“Leverage Ratio” means, at any date, the ratio of (i) (x) Consolidated Indebtedness at such date less (y) the amount of unrestricted cash and cash equivalents (that in both cases are not subject to any Liens other than Permitted Encumbrances) on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date not to exceed $250,000,000 to (ii) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement). In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement).

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as reported on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, for such day (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement), provided, if such day is not a Business Day, the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement)).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMIR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

“Loan Documents” means this Agreement, any Notes, any application and reimbursement agreement relating to the Letters of Credit, the Wells Fargo Fee Letter and any other agreements and documents executed and delivered in connection with this Agreement.

“Loans” means the loans (including Revolving Loans and Swingline Loans) made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” shall mean one or more acquisitions by the Borrower and/or the Controlled Subsidiaries of assets or Equity Interests in a Subsidiary or Permitted Joint Venture in any rolling 12-month period for an aggregate purchase price of not less than $30,000,000.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the validity or enforceability of any material provision of the Loan Documents or any material rights or remedies of the Administrative Agent and the Lenders hereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) and obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount outstanding exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” shall mean any capital project, including an expansion of an existing project of the Borrower, any Subsidiary or any Permitted Joint Venture the aggregate capital cost of which is reasonably expected by the Borrower to exceed $20,000,000.

“Material Project EBITDA Adjustments” shall mean, with respect to each Material Project, (A) prior to completion of the Material Project, certain pro forma adjustments added to actual Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to such Material Project following its completion), including the fiscal quarter in which completion occurs, such adjustments to be based on a percentage (based on the then-current completion percentage of the Material Project and the ownership percentage in the Material Project by the Borrower, Subsidiary or Permitted Joint Venture) of an amount to be approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, as the projected Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other factors deemed appropriate by Administrative Agent); provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced, for periods ending after the scheduled completion, by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and (B) beginning with the first full fiscal quarter following completion of the Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to the Material Project for the balance of the four full fiscal quarter period following completion shall be added to the actual Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to the Material Project for such fiscal quarter or quarters, for determining Consolidated EBITDA for the fiscal quarter then ending and the immediately preceding three fiscal quarters. Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless not later than 30 days (or such shorter time period as may be agreed by the Administrative Agent in its sole discretion) prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.10, the Borrower shall have delivered to the Administrative Agent, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed), written pro forma projections of Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to such Material Project and such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any Material Acquisitions as provided in the definition of Consolidated EBITDA).

“Maturity Date” means the earlier of (x) the later of (i) October 26, 2022 and (ii) the then current Extended Maturity Date, if applicable, and (y) the date which is the effective date of any other termination, cancellation or acceleration of all Commitments hereunder in accordance with the terms hereof.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.19.

“New Lender Agreement” has the meaning assigned to such term in Section 2.19.

“Non-Consenting Lender” has the meaning set forth in Section 2.20.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Extension” has the meaning set forth in Section 2.20.

“Obligations” means all obligations (monetary or otherwise) of the Borrower and each of its Subsidiaries arising under or in connection with this Agreement and each other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Units” has the meaning set forth in the Partnership Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c)(iii).

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower dated as of September 28, 2009, as amended by Amendment No. 1 to Fifth Amended and Restated Agreement of Limited Partnership of the Borrower dated October 27, 2011 and by Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership dated January 16, 2017 and as may be further amended from time to time in accordance with Section 6.08.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall have the meaning set forth in Section 3(2)(A) of ERISA (other than a Multiemployer Plan), established or maintained by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate or as to which the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

“Permitted Encumbrances” means:

(a) Liens imposed by Law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (ii) securing deductibles, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance; and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the General Partner, the Borrower or any Restricted Subsidiary;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of ARTICLE VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(i) the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

(j) any Lien in favor of any Governmental Authority to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; and

(k) any easements, exceptions or reservations in any property or assets granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment which are incidental to, and do not materially interfere with, the ordinary conduct of the Borrower’s and/or its Subsidiaries’ business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as otherwise permitted above.

“Permitted Joint Venture” means any Person (other than a Subsidiary) in which the Borrower, directly or through Subsidiaries, holds Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person and, with respect to which, the Borrower is not in violation of the covenant set forth in Section 6.04.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Securitization Financing” means a receivables securitization facility entered into by the Borrower or a Restricted Subsidiary, as such facility may be amended, restructured, supplemented, restated or otherwise modified from time to time, provided that no such amendment, supplement, restructuring or modification shall change the scope of such facility from that of a receivables securitization transaction and the aggregate amount of such facility shall not exceed $250,000,000.

“Re-Allocation Date” has the meaning assigned to such term in Section 2.19.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing, in the aggregate, more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposure and unused Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(25), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release of any Hazardous Material; or (iii) perform studies and investigations in connection with clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that, as of the Effective Date, each Subsidiary as of such date is a Restricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc..

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (b) if such Lender shall be the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, assessments, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the LIBOR Market Index Rate.

“Units” has the meaning set forth in the Partnership Agreement

“Unrestricted Subsidiary” means any Subsidiary designated as an Unrestricted Subsidiary pursuant to Section 9.15 subsequent to the Effective Date and any Subsidiary formed or acquired by an Unrestricted Subsidiary following such Unrestricted Subsidiary’s designation.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(ii)(B)(III).

“Wells Fargo Fee Letter” means the letter agreement dated September 27, 2017, between the Borrower, the Administrative Agent and Wells Fargo Securities, LLC pertaining to, among other things, certain fees payable to the Administrative Agent and to Wells Fargo Bank, National Association, in its capacity as an Issuing Bank.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary contained herein, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the Effective Date) that would constitute Capital Leases on the Effective Date shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

ARTICLE II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or LMIR Loan as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) or a Swingline Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, e-mail or facsimile (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by e-mail or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Lender’s Swingline Commitment or (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by e-mail or facsimile), e-mail or facsimile, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) of the Swingline Loan, the amount of the requested Swingline Loan and whether such Borrowing is to be an ABR Borrowing or a LMIR Borrowing. If no election as to the Type of Swingline Borrowing is specified, then the requested Swingline Borrowing shall be an ABR Borrowing. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit or wire transfer of funds, as applicable, to an account of the Borrower designated by the Borrower in writing to the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate outstanding amount of Letters of Credit issued by the relevant Issuing Bank shall exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the aggregate LC Exposure shall not exceed $200,000,000 and (iii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to 5:00 p.m., New York City time, on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, it being understood that such Letter of Credit may provide for automatic extensions of such expiration date for additional periods of one year) and (ii) the date that is five Business Days prior to the Maturity Date, unless cash collateral, as set forth in Section 2.05(k) below, shall have been granted to the applicable Issuing Bank as security therefor no later than the date of issuance of such Letter of Credit, in which event such cash collateralized Letter of Credit shall not have an expiration date later than one year after the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt of a notice from Borrower requesting the issuance of a Letter of Credit in accordance with Section 2.05(b), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s participation in such Letter of Credit.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due in respect of an LC Disbursement occurring on or prior to the Maturity Date, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof (for the avoidance of doubt, no Lender shall have any obligation with respect to any LC Disbursement occurring after the Maturity Date). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by e-mail or facsimile), e-mail or facsimile of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit or LC Disbursements with respect thereto outstanding, and replacement of an Issuing Bank may include replacement with another existing Issuing Bank). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank and the other Issuing Banks, or to such successor and all previous Issuing Banks and the other Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of ARTICLE VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Funds held in such account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in such account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default as described above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Letter of Credit Collateral Account. In the event any Letter of Credit shall be outstanding according to their terms after the Maturity Date, the Borrower shall pay to the Administrative Agent, on or before the date of issuance of such Letter of Credit, an amount equal to the undrawn amount of such Letter of Credit to be held in a special interest bearing cash collateral account pledged to the Administrative Agent for the benefit of the Issuing Bank that issued such Letter of Credit (the “Letter of Credit Collateral Account”). The Borrower and the Administrative Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute all documents and agreements that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest, for the benefit of the Issuing Banks described above in the Letter of Credit Collateral Account, whenever established, in all funds held in the Letter of Credit Collateral Account from time to time, and in all proceeds thereof as security for the payment of the Borrower’s obligations to reimburse the Issuing Bank for amounts drawn on Letters of Credit expiring after the Maturity Date. Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations described in this Section 2.05 and promptly applied by the

Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur in the future during such time as the Borrower has any outstanding obligations to such Issuing Bank. To the extent that any surplus funds are held in the Letters of Credit Collateral Account above the undrawn amount of any outstanding Letters of Credit, during the existence of an Event of Default, the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral or (B) apply such surplus funds to satisfy the secured obligations of the Borrower. If no Event of Default has occurred and is continuing, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Letter of Credit Collateral Account above the amount required by this Section. Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(l) Existing Letters of Credit. The Existing Letters of Credit shall be Letters of Credit for all purposes hereunder.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (i) Loans comprising an ABR Borrowing made to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) shall be made by 2:00 p.m., New York City time, and (ii) Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting or transferring by wire the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans or any Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly refund any amount paid by the Borrower to the Administrative Agent as provided in this clause (including interest thereon to the extent paid by the Borrower); provided, however, that nothing herein shall be deemed to relieve any Lender from its obligations hereunder or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default of such Lender hereunder.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, e-mail or facsimile by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by e-mail or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms hereof, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09. Repayment of Loans; Evidence of Debt .

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the thirtieth (30th) day after such Swingline Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register and accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The Register and the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the case of any conflict between the accounts maintained pursuant to paragraph (b) or (c), the accounts maintained pursuant to paragraph (c) shall control.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by e-mail or facsimile), e-mail or facsimile of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender less the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans, (ii) its LC Exposure and (iii) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time, during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, however, any participation fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.21(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, paid to such Issuing Bank for its own account, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate set forth in the Fee Letter of such Issuing Bank, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day)

(c) Additionally, the Borrower agrees to pay to the Administrative Agent, for its own account and for the accounts of the Lenders hereunder, fees payable in the amount and at the times separately agreed upon pursuant to the Wells Fargo Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the other parties to which such fees are to be paid (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders or to the Joint Bookrunners and Lead Arrangers, as applicable. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each LMIR Borrowing shall bear interest at the LIBOR Market Index Rate plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) The Borrower hereby unconditionally promises to pay accrued interest on each Loan in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, the LIBOR Market Index Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, e-mail or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.14. Increased Costs.

(a) Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or such Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of Section 2.16(a) or (b), the Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto (except to the extent that such amounts were imposed or increased as a result of the willful misconduct or gross negligence of the Administrative Agent, such Lender or the Issuing Bank, as applicable, as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Neither the Administrative Agent, any Lender nor the Issuing Bank shall be entitled to receive any payment with respect to the Indemnified Taxes that are incurred or accrued more than 180 days prior to the date the Administrative Agent, such Lender or the Issuing Bank, as applicable, gives notice thereof and demand therefor to the Borrower.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time such person becomes a party to this Agreement and at such time or times reasonably requested by the Borrower and the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholdings or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction or, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of

Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) If the Administrative Agent is a U.S. Person, it shall deliver two executed originals of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax. Otherwise, the Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(iii) As a condition to becoming a party to this Agreement, at or before the Effective Date, each Lender shall provide the Borrower and the Administrative Agent with the applicable IRS Form W-9 or W-8. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.16 with respect to the Taxes or other amounts giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it reasonably deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.16, references to a Lender shall include the Administrative Agent and any Issuing Bank and the term “applicable Law” shall include FATCA.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1525 W. W.T. Harris Blvd., Mail Code D1109-019, Charlotte, North Carolina 28262, Attention: Syndication Agency Services, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Each Lender and each Issuing Bank shall use reasonable efforts to avoid the imposition of any Taxes or other increased amounts for which the Borrower is required to pay additional amounts pursuant to Section 2.14 or Section 2.16; provided, however, that such efforts shall not require the Lender or any Issuing Banks to incur any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (ii) any Lender is a Defaulting Lender, (iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.02(b) or (iv) any Lender is a Non-Consenting Lender, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Dissenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (unless such assignment would not require such consent under Section 9.04), each Issuing Bank and the Swingline Lender, in each case, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender or a Dissenting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.18 shall be deemed to prejudice any rights that the Borrower or any Lender that is not a Defaulting Lender may have against any Lender that is a Defaulting Lender.

Section 2.19. Increase of Commitments.

(a) If no Default, Event of Default or Material Adverse Change shall have occurred and be continuing at the time of delivery of the Commitment Increase Notice, the Borrower may at any time and from time to time request an increase of the aggregate Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the cumulative increase in Commitments after the Effective Date pursuant to this Section 2.19 shall not exceed $200,000,000 without the approval of the Required Lenders, (iii) the Commitment of any Lender may not be increased without such Lender’s consent, and (iv) the aggregate amount of the Lenders’ Commitments shall not exceed $1,200,000,000 without the approval of the Required Lenders. Following any Commitment Increase Notice, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Commitments pursuant to paragraph (b) or (c) below, as applicable. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such increased Commitments to certain existing Lenders, to the additional banks or financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such increased Commitments.

(b) Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.19 shall, in each case, execute a Commitment Increase Agreement, in substantially the form attached hereto as Exhibit C, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. No Lender shall have any obligation whatsoever to agree to increase its Commitment. Each Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.

(c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit D, setting forth its Commitment, and upon the effectiveness of such New Lender Agreement, such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $10,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.

(d) The effectiveness of any Commitment Increase Agreement or New Lender Agreement shall be contingent upon receipt by the Administrative Agent of corporate resolutions of the Borrower in form and substance reasonably satisfactory to the Administrative Agent. Once a Commitment Increase Agreement or New Lender Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(e) Upon and after the effective date of any increase in the Commitments pursuant to this Section 2.19 (the “Re-Allocation Date”), additional Revolving Loans shall be made pro rata based on the respective Commitments of the Lenders in effect on or after such Re-Allocation Date, and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase based on the respective Commitments in effect prior to the Re-Allocation Date, and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.

(f) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

Section 2.20. Extensions of Termination Date; Removal of Lenders.

(a) Subject to the remaining terms and provisions of this Section 2.20, the Borrower shall have two successive options to extend the Maturity Date for two periods of one (1) year each (each an “Extension Option”). In connection with the exercise of an Extension Option, the Borrower may, by written notice to the Administrative Agent (a “Notice of Extension”) given not later than 30 days prior to the then effective Maturity Date, advise the Lenders that it requests an extension of the then effective Maturity Date (such then effective Maturity Date being the “Existing Maturity Date”) by one (1) year. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of any such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension. Further, the Borrower may, by giving notice to the Administrative Agent and a given Defaulting Lender, elect to prepay the Loans and terminate the Commitment of a Defaulting Lender, without premium or penalty, at which time such Defaulting Lender shall no longer constitute a “Lender” hereunder.

(b) Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation and warranty by the Borrower that (A) no Event of Default or Default has occurred and is continuing, and (B) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the date of such Notice of Extension, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct as of such earlier date; provided, that the aforementioned materiality qualifier shall not apply to the extent any representations and warranties contain a materiality qualifier within such representation and warranty.

(c) In the event a Notice of Extension is given to the Administrative Agent as provided in Section 2.20(a) and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is 10 days following the date of Administrative Agent’s receipt of said Notice of Extension, advise the Administrative Agent in writing whether or not such Lender consents to the extension requested thereby and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not consented to such extension. If the Required Lenders so consent (the “Consenting Lenders”) to such extension, which consent may be withheld in its sole and absolute discretion, and any and all Lenders who have not consented (the “Non-Consenting Lenders”) are replaced pursuant to paragraph (d) of this Section 2.20 or repaid pursuant to paragraph (e) of this Section 2.20 (to the extent required), then the Maturity Date, and the Commitments of the Consenting Lenders and any Lenders that replaced the Non-Consenting Lenders pursuant to paragraph (d) of this Section 2.20, shall be automatically extended one (1) year from the Existing Maturity Date. The Administrative Agent shall promptly notify the Borrower and all of the Lenders of each written notice of consent given pursuant to this Section 2.20(c).

(d) In the event the Consenting Lenders hold less than 100% of the sum of the aggregate Revolving Credit Exposures and unused Commitments, the Borrower may replace the Commitments of the Non-Consenting Lenders pursuant to the provisions of Section 2.18(b).

(e) If all of the Commitments of the Non-Consenting Lenders are not replaced on or before the Existing Maturity Date applicable to such Non-Consenting Lenders, then, at the Borrower’s option, either (i) all Commitments shall terminate on the Existing Maturity Date and the Borrower shall fully repay on the Existing Maturity Date the Loans (including, without limitation, all accrued and unpaid interest); or (ii) the Borrower shall give prompt notice of termination on the Existing Maturity Date applicable to such Non-Consenting Lenders of the Commitments of each Non-Consenting Lender not so replaced to the Administrative Agent, and shall fully repay on the Existing Maturity Date applicable to such Non-Consenting Lenders the outstanding principal amount of all Loans and other Obligations (including, without limitation, all accrued and unpaid interest, fees and other amounts), if any, of such Non-Consenting Lenders, which shall reduce the aggregate Commitments accordingly (to the extent not assumed), and the Existing Maturity Date shall be extended in accordance with this Section 2.20 for the remaining Commitments of the Consenting Lenders; provided, however, that the Required Lenders have consented to such extension pursuant to Section 2.20(c). Following the Existing Maturity Date applicable to such Non-Consenting Lenders, the Non-Consenting Lenders shall have no further obligations under this Agreement, including, without limitation, that such Non-Consenting Lenders shall have no obligation to purchase participations in Letters of Credit.

Section 2.21. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or unreimbursed LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made or created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive participation fees as provided in Section 2.11(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, (A) the LC Exposure and Swingline Exposure (if any) of such Defaulting Lender will automatically be reallocated (effective no later than one Business day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the non-Defaulting Lenders pro rata in accordance with their respective Commitments (calculated as if the Defaulting Lender’s Commitment was reduced to zero and each non-Defaulting Lender’s Commitment had been increased proportionately); provided that the sum of such non-Defaulting Lender’s exposure may not in any event exceed the Commitment of such Lender as in effect at the time of such reallocation; and (B) for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender. Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Administrative Agent may, or shall at the direction of the relevant Issuing Bank and/or Swingline Lender, demand that the Borrower, and the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Exposure of such Defaulting Lender in an amount at least equal to the aggregate amount of the unreallocated portion of the Swingline Exposure of such Defaulting Lender, (y) second, cash collateralize the LC Exposure of the Defaulting Lender in accordance with the procedures set forth in Section 2.05(j) in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure of such Defaulting Lender or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Banks agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s limited partnership powers and have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such (i) as have been (or prior to the Effective Date will be) obtained or made and are in full force and effect, (ii) filings as may be required from time to time by the SEC in connection with the Transactions, and (iii) those required in the ordinary course of business of the Borrower and its Restricted Subsidiaries in order to comply with the requirements of applicable Law, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or material instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except any Liens as may be created under the Loan Documents.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended December 31, 2016, as reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2017, certified by the chief financial officer of the General Partner. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the Effective Date, between December 31, 2016 and the Effective Date, no Material Adverse Change has occurred.

Section 3.05. Litigation and Environmental Matters.

(a) As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) As of the Effective Date, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability.

Section 3.06. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 3.07. Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.08. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so in the aggregate would not reasonably be expected to result in a Material Adverse Change.

Section 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Change, and the present value of all accumulated benefit obligations of all underfunded

Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Change.

Section 3.10. Disclosure. As of the Effective Date, all written reports, certificates or other written information (other than estimates and information of a general economic nature) concerning the Borrower and its Subsidiaries and any transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the transactions contemplated hereby on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Effective Date, did not contain any untrue statement of a material fact as of such date or omit to state a material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being recognized by the Lenders that such projections and other information regarding future events are not to be viewed as fact and that actual results or developments during the period or periods covered may differ from the delivered projections and other prospective information and such differences may be material and that such projected financial information is not a guarantee of financial performance.

Section 3.11. Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those listed on Schedule 3.11 attached hereto and Schedule 3.11 lists, for each Subsidiary of the Borrower as of the Effective Date, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

Section 3.12. Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

Section 3.13. No Default. No event has occurred and is continuing which constitutes a Default, except as has been waived in accordance with this Agreement.

Section 3.14. Sanctions; Anti-Corruption Laws. None of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, any directors, officers, employees or affiliates, or any agents or representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or, to the knowledge of the Borrower or any Subsidiary, indirectly, that would result in a material violation by such Persons of any Anti-Corruption Laws.

Section 3.15. EEA Financial Institution. The Borrower is not an EEA Financial Institution.

ARTICLE IV

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto, a counterpart of this Agreement signed on behalf of such party and (ii) from the Borrower, a Note executed by the Borrower in favor of each Lender requesting a Note.

(b) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower and covering such matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the General Partner, the authorization of the Transactions and any other legal matters relating to the Borrower and the General Partner, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent and the Joint Bookrunners and Lead Arrangers shall have received (i) all fees required to be paid on or prior to the Effective Date and (ii) expenses and other amounts due and payable on or prior to the Effective Date, to the extent invoiced at least two Business Days prior to the Effective Date, required to be reimbursed or paid by the Borrower hereunder.

(e) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two (2) most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) immediately above as to which such financial statements are available.

(f) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

(g) No Material Adverse Change shall have occurred since December 31, 2016.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 30, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generalities of Section 9.02, for purposes of determining compliance with this Section 4.01, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue or extend any Letter of Credit (or to amend any Letter of Credit increasing the amount thereof), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, extension or amendment of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct on and as of such earlier date; provided, that the aforementioned materiality qualifier shall not apply to the extent any representations and warranties contain a materiality qualifier within such representation and warranty.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, extension or amendment of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance or extension of a Letter of Credit (or each amendment of a Letter of Credit to increase the amount thereof) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized in accordance with the terms hereof, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for prompt delivery to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, on EDGAR, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower on EDGAR, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, and (iii) stating whether any change in GAAP or in the application thereof that materially affects the Borrower’s financial statements has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or the accounting firm’s internal policies);

(e) promptly after the same become publicly available, on EDGAR copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC;

(f) promptly after Moody’s or S&P shall have announced a change in the rating established for the Index Debt, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt delivery to each Lender) written notice of the following promptly after any Financial Officer or other executive officer of the General Partner obtains knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof which would reasonably be expected to result in a Material Adverse Change;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount that would reasonably be expected to have a Material Adverse Change; and

(d) any other development (including, but not limited to, a development of an environmental nature) that results in, or would reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the General Partner setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence. The Borrower will, and except as would not reasonably be expected to have a Material Adverse Change, will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Change before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves to the extent required in accordance with GAAP or has “bonded around” the same by posting adequate security by means of a surety bond or similar such security.

Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition in accordance with industry practice, except, in each case, for ordinary wear and tear and casualty and condemnation and where the failure to do so, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change and (b) maintain insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses.

Section 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties subject to applicable safety rules and procedures, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (i) pay the fees, expenses and other transaction costs of the transactions contemplated hereby; and (ii) fund working capital needs of, and for general corporate, partnership and limited liability company purposes of, the Borrower and its Subsidiaries (including payment of the purchase price and related expenses of acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs of, and general corporate, partnership and limited liability company purposes of, the Borrower and its Subsidiaries. The Borrower will not, directly, or to the Borrower’s knowledge, indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in a violation of any Sanctions applicable to any party hereto.

Section 5.09. Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Restricted Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, and (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Change. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, furnish to the Administrative Agent upon the Administrative Agent’s reasonable request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons, as may be reasonably requested by the Administrative Agent.

Section 5.10. Compliance with Environmental Laws. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (i) comply in all material respects with all Environmental Laws applicable to its operations and real property; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property; and (iii) conduct any Response legally required by Borrower or any of its Subsidiaries in accordance with applicable Environmental Laws, except in the case of each of clauses (i) through (iii), where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.

Section 5.11. Further Assurances. The Borrower will, and will cause each Restricted Subsidiary to, at its own cost and expense, promptly correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized in accordance with the terms hereof, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and set forth in Schedule 6.01, and any extensions, refinancing, renewals or replacements of any such Indebtedness; provided that such Indebtedness is not increased in connection therewith except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;

(b) purchase money Indebtedness (including Capital Lease Obligations) of the Restricted Subsidiaries representing the portion of the purchase price of any applicable assets which may be secured by Liens permitted under Section 6.02(e); provided that the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $60,000,000 at any time outstanding;

(c) Indebtedness of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d) Guarantees by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary;

(e) Indebtedness consisting of surety bonds that any Restricted Subsidiary is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority in the ordinary course of business;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that such Indebtedness (other than with respect to credit or purchase cards) is extinguished within 5 Business Days after notification to the Borrower or such Restricted Subsidiary of its incurrence;

(g) unsecured Indebtedness of the Restricted Subsidiaries; provided that the incurrence or maintenance of such Indebtedness does not cause a Default or an Event of Default under any other provisions of this Agreement;

(h) Indebtedness consisting of Hybrid Securities;

(i) Indebtedness secured by Liens permitted by Section 6.02(m) so long as the aggregate principal amount of such Indebtedness at any time does not exceed the book value of fifteen percent (15%) of Consolidated Net Tangible Assets; and

(j) Indebtedness arising under the Qualified Securitization Financing.

Section 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien securing Indebtedness on any property or asset now owned or hereafter acquired by it, except:

(a) Liens on cash collateral as required under this Agreement;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any extensions, renewals and replacements thereof;

(e) Liens securing the Indebtedness permitted by clause (b) of Section 6.01 and placed on the property described therein contemporaneously with the purchase thereof or within 180 days thereafter, by the Borrower or any of its Restricted Subsidiaries to secure all or a portion of the purchase price thereof; provided that such Lien shall not extend to any other property or assets of the Borrower or its Restricted Subsidiaries;

(f) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(g) any interest or title of a lessor under any lease entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the property subject to the easement;

(h) any Lien created or assumed by the Borrower or any Restricted Subsidiary in connection with the issuance of Indebtedness, the interest on which is excludable from gross income of the holder of such Debt pursuant to the Code, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or its Restricted Subsidiaries;

(i) Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;

(j) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;

(k) commercially reasonable pledges and deposits to secure obligations of the Borrower and its Subsidiaries arising under commercially reasonable non-speculative hedging and similar agreements entered into by the Borrower and its Subsidiaries for the purpose of mitigating risks associated with assets, liabilities, commitments, investments or property held or reasonably anticipated to be held by the Borrower or any Subsidiary;

(l) Liens on Equity Interests of Unrestricted Subsidiaries or joint ventures securing Indebtedness of such Unrestricted Subsidiaries or joint ventures;

(m) Liens not otherwise permitted by this Section 6.02 so long as the aggregate outstanding principal amount of the obligations secured thereby at any time does not exceed fifteen percent (15%) of Consolidated Net Tangible Assets; and

(n) Liens arising in connection with the Qualified Securitization Financing.

Section 6.03. Fundamental Changes. Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(a) any Person may merge or consolidate with or into (i) the Borrower, provided that the Borrower shall be the surviving Person or (ii) any one or more Restricted Subsidiaries of the Borrower, provided that a Restricted Subsidiary shall be the surviving Person;

(b) any Restricted Subsidiary may sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets to the Borrower or to a Restricted Subsidiary;

(c) any Restricted Subsidiary may sell, transfer or otherwise dispose of assets or merge or consolidate with or into another Person, in each case, which transaction is not otherwise permitted by any other clause of this Section, provided that the aggregate book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) in any fiscal year shall not exceed 10% of Consolidated Net Tangible Assets as reflected in the Borrower’s audited consolidated balance sheet delivered for the most recently ended fiscal year; and

(d) the Borrower or any Restricted Subsidiary may sell, transfer or otherwise dispose of any assets related to its ammonia business.

Section 6.04. Investments. Neither the Borrower nor any Restricted Subsidiary will purchase or otherwise acquire any Equity Interests or evidence of any Indebtedness in any other Person if (a) such purchase or other acquisition violates the Borrower’s or such Restricted Subsidiary’s partnership or other governing agreement, and (b) after giving effect to such purchase or other acquisition, the Borrower or such Restricted Subsidiary is not in compliance with Section 6.09.

Section 6.05. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, if an Event of Default shall have occurred and be continuing at the time of such declaration or payment or would result therefrom.

Section 6.06. Transactions with Affiliates. Except as otherwise permitted hereunder, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions, or a series of transactions, taken as a whole, that are at prices and on terms and conditions not substantially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, including, without limitation, any transaction entered into pursuant to the Partnership Agreement, (b) transactions between or among the General Partner, Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05, (d) any Investments permitted by Section 6.04, and (e) any contribution to the capital of the General Partner, the Borrower or any Restricted Subsidiary and any purchase of Equity Interests of the General Partner, the Borrower or any Restricted Subsidiary that does not result in a Change of Control.

Section 6.07. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to (a) make Restricted Payments, including, without limitation, to pay dividends or other distributions in respect of any Equity Interests of such Restricted Subsidiary, (b) make or repay loans or advances to the Borrower or any other Restricted Subsidiary; or (c) Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Law or by this Agreement, (ii) restrictions and conditions existing on the Effective Date identified on Schedule 6.07 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of the Equity Interests in or assets of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold or owns such assets and such sale is permitted hereunder, (iv) any requirement in any agreement to which the Borrower or any Restricted Subsidiary is a party or by which the Borrower or a Restricted Subsidiary is bound requiring the Borrower or any Restricted Subsidiary to provide a guaranty of the obligations arising under such agreement and related instruments if it provides a guaranty of obligations of the Borrower or any Restricted Subsidiary arising under another agreement, (v) restrictions contained in, or existing by reason of, any agreement or instrument relating to any Restricted Subsidiary at the time such Restricted Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary or became a Restricted Subsidiary and not created in contemplation thereof, (vi) restrictions contained in the governing documents of a Restricted Subsidiary that is less than wholly owned and (vii) the foregoing shall not apply to any other agreement if the Borrower reasonably concludes with approval of the Administrative Agent that the entering into such agreement could not reasonably be expected to result in the failure of the Borrower to comply with Section 6.10; provided that no such approval of the Administrative Agent shall constitute a waiver of any default of Section 6.10.

Section 6.08. Constitutive Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, amend its charter or by-laws or other constitutive documents in any manner that would adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same.

Section 6.09. Limitations on New Businesses. The Borrower and its Restricted Subsidiaries, taken as a whole, will not, directly or indirectly, engage in a material and substantial manner in, or conduct material and substantial operations in, any business other than (i) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating, fractionating, treating, blending and otherwise handling hydrocarbons and ammonia, including, without limitation, construction pipeline, platform, dehydration, processing and other energy-related facilities, (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, (iii) the businesses and operations in which the Borrower and its Restricted Subsidiaries are engaged as of the Effective Date, or (iv) activities or services reasonably related or ancillary to those described in clauses (i), (ii) and (iii), including (x) entering into hedging obligations to support those businesses and (y) the Qualified Securitization Financing.

Section 6.10. Maximum Leverage Ratio. The Borrower shall not permit its Leverage Ratio as of the last day of any fiscal quarter to exceed 5.00 to 1.00; provided that, following a Material Acquisition, the Borrower’s Leverage Ratio shall not exceed 5.50 to 1.00 as of the last day of (i) the fiscal quarter during which such Material Acquisition occurred (any fiscal quarter during which a Material Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”), and (ii) the two fiscal quarters immediately following the Acquisition Quarter; provided further that, with respect to a Material Acquisition by an Unrestricted Subsidiary, such temporary increase shall apply only if the consideration for such Material Acquisition is raised by the Borrower or a Restricted Subsidiary.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 or Section 5.08 or in ARTICLE VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to pay any Material Indebtedness (other than with respect to Swap Agreements) upon its final maturity and, with respect to obligations in respect of one or more Swap Agreements constituting Material Indebtedness only, the Borrower or any Restricted Subsidiary shall fail to pay or discharge the same within five Business Days of the same becoming due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due in whole prior to its scheduled maturity and, with respect to obligations in respect of one or more Swap Agreements only, such obligations are not paid or discharged within five Business Days of the same becoming due and payable; provided that this clause (g) shall not apply in the case of a notice of voluntary prepayment of any Material Indebtedness or to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail to pay its debts generally as they become due;

(k) one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer thereunder as confirmed by such insurer) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and is not released, vacated or fully bonded within 30 days after its attachment or levy;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Change; or

(m) a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission, including e-mail, as follows:

(i) if to the Borrower, to it at One Williams Center, Suite 2800, Tulsa, Oklahoma, 74172, Attention: Jeff Holman (Telecopy No. (918) 574-7003; E-Mail: jeff.holman@magellanlp.com);

(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd., Mail Code D1109-019, Charlotte, North Carolina 28262, Attention: Syndication Agency Services (Telecopy No. (704) 715-0017; E-Mail: agencyservices.requests@wellsfargo.com) with a copy to Wells Fargo Bank, N.A., 1000 Louisiana Street, 10th Floor, Houston, Texas 77002, Attention: Nate Starr (Telecopy No. (713) 319-1053; E-Mail: Nathan.starr@wellsfargo.com);

(iii) if to the Swingline Lender, to Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd., Mail Code D1109-019, Charlotte, North Carolina 28262, Attention: Syndication Agency Services (Telecopy No. (704) 715-0017; E-Mail: agencyservices.requests@wellsfargo.com); and

(iv) if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

(b) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waivers of interest due under Section 2.12(d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) except as provided in Section 2.20, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or Section 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor amounts owed to such Lender reduced (other than by payment) or the final maturity thereof extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent (1) of all Lenders or (2) of each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Banks and the Lenders (unless a conflict of interest exists among any such Persons in which case each such Person affected by such conflict of interest shall have separate counsel, the fees of which shall be reimbursed by the Borrower) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Bookrunners and Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiary resulting from or based upon the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) arise out of a dispute that is brought by an Indemnitee against another Indemnitee (other than against Wells Fargo Securities, LLC as a

Joint Bookrunner and Lead Arranger or the Administrative Agent in its capacity as such) not involving any act or omission by the Borrower or its Affiliates. This Section 9.03(b) shall not apply to any Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, each party to this Agreement agrees not to assert, and each hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that the foregoing limitation shall not be deemed to impair or affect the indemnification obligations of the Borrower under the Loan Documents.

(e) No Person indemnified under this Agreement shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transaction contemplated hereby or thereby.

(f) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under ARTICLE VII(a), (b), (h), (i), or (j) has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Swingline Lender and each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under ARTICLE VII(a), (b), (h), (i), or (j) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and the assignee to each assignment shall deliver to the Administrative Agent a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(F) no assignment shall be made to (1) to the Borrower or any of the Borrower’s Affiliates, (2) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), or (3) to a natural person.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03 with respect to the period during which it was a Lender); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain in the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purpose of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic photocopy (i.e., “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15. Restricted and Unrestricted Subsidiaries. The Borrower may, at any time, by notice to the Administrative Agent, designate any Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary; provided, that immediately before and after such designation no Default or Event of Default shall have occurred and be continuing or result therefrom.

Section 9.16. No Personal Liability of Directors, Officers, Employees or Unitholders. No director, officer, partner, employee, member or manager of the General Partner will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender waives and releases all such liability. This waiver and release are part of the consideration for the making of the Loans and the issuance of Letters of Credit.

Section 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18. Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Credit Agreement and supersedes the Existing Credit Agreement in its entirety. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

Section 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	MAGELLAN MIDSTREAM PARTNERS, L.P.,
a Delaware limited partnership

	By:	Magellan GP, LLC,
a Delaware limited liability company

	By:	/s/ Jeff Holman
Jeff Holman
Vice President and Treasurer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nathan Starr
Name:	Nathan Starr
Title:	Vice President

[Signature Page to Credit Agreement]

CO-SYNDICATION AGENT, ISSUING BANK AND LENDER:	JPMORGAN CHASE BANK, N.A.

By:	/s/ Anca Loghin
Name:	Anca Loghin
Title:	Authorized Officer

[Signature Page to Credit Agreement]

CO-SYNDICATION AGENT, ISSUING BANK AND LENDER:	SUNTRUST BANK

By:	/s/ Benjamin L. Brown
Name:	Benjamin L. Brown
Title:	Director

[Signature Page to Credit Agreement]

LENDER:	BARCLAYS BANK PLC

By:	/s/ Sydney G Dennis
Name:	Sydney G Dennis
Title:	Director

[Signature Page to Credit Agreement]

LENDER:	CITIBANK, N.A.

By:	/s/ Tariq Masaud
Name:	Tariq Masaud
Title:	Vice President

[Signature Page to Credit Agreement]

LENDER:	MIZUHO BANK, LTD.

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

LENDER:	PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Sean Piper
Name:	Sean Piper
Title:	AVP

[Signature Page to Credit Agreement]

LENDER:	ROYAL BANK OF CANADA

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

LENDER:	SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page to Credit Agreement]

LENDER:	U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark Salierno
Name:	Mark Salierno
Title:	Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

 [and is a Lender, an Affiliate/Approved Fund of [identify Lender]]1

3.	Borrower: Magellan Midstream Partners, L.P.

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The $1,000,000,000 Second Amended and Restated Credit Agreement dated as of October 26, 2017, among Magellan Midstream Partners, L.P., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto (as same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time)

[1]	Select as applicable.

Exhibit A – Page 1

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Credit Facility	$	$	%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – Page 2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

Exhibit A – Page 3

[Consented to and]3 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By

Name:
Title:

[MAGELLAN MIDSTREAM PARTNERS, L.P.,

as Borrower

By

Name:

Title:] 4

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Page 4

Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Swingline Lender and an Issuing Bank

By

Name:
Title:

JPMORGAN CHASE BANK, N.A.,

as an Issuing Bank

By

Name:
Title:

SUNTRUST BANK,

as an Issuing Bank

By

Name:
Title:

Exhibit A – Page 5

Annex 1 to Assignment and Assumption

[__________________]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A – Page 6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Page 7

EXHIBIT B

FORM OF NOTE

$[____________]	October 26, 2017

FOR VALUE RECEIVED, the undersigned, MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership, the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of October 26, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), HEREBY PROMISES TO PAY to [_______________________] (the “Lender”), the amount as may be advanced from time to time under the Credit Agreement by the Lender in accordance with such Lender’s Commitment outstanding from time to time. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time at the place and at such times and at such interest rates as are specified in the Credit Agreement. Payments made by the Borrower in respect of the amounts due hereunder shall be allocated to the Lender by the Administrative Agent on the terms specified in the Credit Agreement.

This Note is one of the Notes in respect of the Loans referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement. [This Note amends and restates in its entirety that certain promissory note executed in connection with the Existing Credit Agreement and payable to the Lender.]

The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender and other Lenders to the Borrower from time to time and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments in whole or in part on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.

The Borrower waives grace (except to the extent expressly provided in the Credit Agreement), demand, presentment for payment, notice of dishonor or default, notice of acceleration, notice of intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon, with or without notice, before or after maturity.

This Note shall be governed by and construed under the laws of the State of New York.

Exhibit B – Page 1

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first written above.

BORROWER: MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership

By:	Magellan GP, LLC, a Delaware limited liability company

By:

Name:

Title:

Exhibit B – Page 2

EXHIBIT C

FORM OF COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement dated as of [________________] (this “Agreement”) is among (i) Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), (ii) Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of October 26, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Lenders party thereto and the Administrative Agent, and (iii) _________________ (the “Increasing Lender”).

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.19 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment.

B. The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.19 by increasing the Commitment of the Increasing Lender from $________ to $__________1, and the Administrative Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1. Increase of Commitment. Pursuant to Section 2.19 of the Credit Agreement, the Commitment of the Increasing Lender is hereby increased from $________________ to _________________.

SECTION 2. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.04 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 3. Acknowledgement [and Consent]2. [(a)] The Administrative Agent hereby acknowledges the increase in the Commitment of the Increasing Lender effectuated hereby [and (b) the Required Lenders hereby consent to the increase in the aggregate Commitments in excess of $1,200,000,000 and acknowledge that, after giving effect to the increase in the Commitment of the Increasing Lender, the aggregate Commitments shall be $[________]].

[1]	Amount of increase must be at least $10,000,000.
[2]	Include if applicable.

Exhibit C – Page 1

SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action and do not contravene (i) the Partnership Agreement or certificate of limited partnership or (ii) any indenture, material agreement or material instrument binding on the Borrower.

(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement except such (i) as have been obtained or made and are in full force and effect, and (ii) those required in the ordinary course of business of the Borrower in order to comply with requirements of applicable Law.

(c) This Agreement constitutes a legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) The aggregate amount of the Commitments under the Credit Agreement, including any previous increases pursuant to Section 2.19 thereof, does not exceed $[1,200,000,000]3.

(e) At the time of delivery of the Commitment Increase Notice, no Default, Event of Default or Material Adverse Change had occurred and was continuing.

SECTION 5. Effectiveness. This Agreement shall become effective as of the date first above written upon the receipt by the Administrative Agent of the following:

(a) Counterparts of this Agreement executed by the Borrower, the Administrative Agent [and][,] the Increasing Lender [and the Required Lenders]4; and

(b) A certified copy of the authorization of the appropriate governing body of the Borrower or General Partner (as applicable) approving the increase in the Commitment and the execution, delivery and performance of this Agreement in a form reasonably acceptable to the Administrative Agent.

[3]	Replace with amount set forth in Section 2 if Required Lender approval has been obtained for aggregate Commitments to exceed $1,200,000,000.
[4]	Insert if applicable.

Exhibit C – Page 2

SECTION 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 7. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original, facsimile or pdf form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8. Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with this Agreement as required by Section 9.03 of the Credit Agreement.

[Signatures on following page]

Exhibit C – Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER: MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership

By:	Magellan GP, LLC, a Delaware limited liability company

By:

Name:

Title:

ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent

By:

Name:

Title:

INCREASING LENDER: [NAME OF INCREASING LENDER]

By:

Name:

Title:

[INSERT REQUIRED LENDERS IF APPLICABLE]

Exhibit C – Page 4

EXHIBIT D

FORM OF NEW LENDER AGREEMENT

This New Lender Agreement dated as of [________________] (this “Agreement”) is among (i) Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), (ii) Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of October 26, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Lenders party thereto and the Administrative Agent, and (iii) _____________ (“New Lender”).

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.19 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.

B. The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.19 by $[________]1 and the existing Lenders have failed to subscribe to all of such increased Commitment.

C. The New Lender desires to become a Lender under the Credit Agreement and extend Loans to the Borrower in accordance with the terms thereof and the Administrative Agent, each Issuing Bank and the Swingline Lender are willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.

SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans from time to time during the Availability Period in an aggregate principal amount that will not result in the New Lender’s Revolving Credit Exposure exceeding its Commitment. The Commitment of the New Lender shall be $[________]2.

[1]	Must be at least $10,000,000.
[2]	Must be at least $10,000,000.

Exhibit D – Page 1

SECTION 3. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.04 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 4. Consent[s]3. [(a)] Each of the Administrative Agent, each Issuing Bank and the Swingline Lender hereby consents to the participation of the New Lender in the increased Commitment [and (b) the Required Lenders hereby consent to the increase in the aggregate Commitments in excess of $1,200,000,000 and acknowledge that, after giving effect to the Commitment of the New Lender, the aggregate Commitments shall be $[________]].

SECTION 5. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action and do not contravene (i) the Partnership Agreement or certificate of limited partnership or (ii) any indenture, material agreement or material instrument binding on the Borrower.

(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement except such (i) as have been obtained or made and are in full force and effect, and (ii) those required in the ordinary course of business of the Borrower in order to comply with requirements of applicable Law.

(c) This Agreement constitutes a legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

[3]	Insert if applicable.

Exhibit D – Page 2

(d) The aggregate amount of the Commitments under the Credit Agreement, including any previous increases pursuant to Section 2.19 thereof, does not exceed $[1,200,000,000]4.

(e) At the time of delivery of the Commitment Increase Notice, no Default, Event of Default or Material Adverse Change had occurred and was continuing.

SECTION 6. Effectiveness. This Agreement shall become effective as of the date first above written upon the receipt by the Administrative Agent of the following:

(a) Counterparts of this Agreement executed by the Borrower, the Administrative Agent, the New Lender, each Issuing Bank [and][,] the Swingline Lender [and the Required Lenders]5;

(b) An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;

(c) Any documentation required to be delivered by the New Lender pursuant to Section 2.16 of the Credit Agreement, duly completed and executed by the New Lender; and

(d) A certified copy of the authorization of the appropriate governing body of the Borrower or General Partner (as applicable) approving the increase in the Commitment and the execution, delivery and performance of this Agreement in a form reasonably acceptable to the Administrative Agent.

SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original, facsimile or pdf form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9. Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with this Agreement as required by Section 9.03 of the Credit Agreement.

[Signatures on following page]

[4]	Replace with amount set forth in Section 4 if Required Lender approval has been obtained for aggregate Commitments to exceed $1,200,000,000
[5]	Insert if applicable.

Exhibit D – Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership

By:	Magellan GP, LLC, a Delaware limited liability company

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank and Swingline Lender

By
Name:
Title:

[NAME OF NEW LENDER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as an Issuing Bank

By:
Name:
Title:

Exhibit D – Page 4

SUNTRUST BANK, as an Issuing Bank

By:

Name:

Title:

[INSERT OTHER ISSUING BANKS, IF ANY] [INSERT REQUIRED LENDERS IF APPLICABLE]

Exhibit D – Page 5

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of October 26, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit E-1 – Page 1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of October 26, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit E-2 – Page 1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of October 26, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor forms) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit E-3 – Page 1

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of October 26, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor forms) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit E-4 – Page 1